Exhibit 4(d)
FOREIGN PLEDGE AGREEMENT ACKNOWLEDGMENT AND CONFIRMATION
          THIS FOREIGN PLEDGE AGREEMENT ACKNOWLEDGMENT AND CONFIRMATION, dated as of March 30, 2007 (this “Acknowledgment”), is entered into by the parties a signatory hereto in favor of JPMorgan Chase Bank, as Administrative Agent.
W I T N E S S E T H :
          WHEREAS, the Borrower, the Subsidiary Borrowers, certain Lenders and other banks and financial institutions, and JPMorgan Chase Bank, as Administrative Agent are parties to the Revolving Credit Agreement, dated as of July 21, 2005 (as amended, supplemented, amended and restated or otherwise modified, the “Credit Agreement”), which Credit Agreement was amended and restated in its entirety by the Borrower, the Subsidiary Borrowers, the Lenders and other banks and financial institutions, and JPMorgan Chase Bank, as Administrative Agent pursuant to the Amended and Restated Revolving Credit Agreement, dated as of February 7, 2007 (the “Amendment and Restatement”).
          WHEREAS, each of the pledgors or mortgagors, as the case may be, under the Foreign Pledge Agreements listed on Schedule 1 (the “Foreign Pledge Agreements”) hereto wishes to acknowledge and confirm that its obligations and its Liens and security interests created under such Foreign Pledge Agreements continue in full force and effect, unimpaired and undischarged, as provided herein;
          WHEREAS, it is a requirement of the Amendment and Restatement that the parties hereto shall have executed and delivered this Acknowledgment to the Administrative Agent for the benefit of the Lenders no later than sixty (60) days after the date of the Amendment and Restatement.
          NOW, THEREFORE, in consideration of the premises contained herein and to induce the Administrative Agent and the Lenders to amend and restate the Credit Agreement pursuant to the Amendment and Restatement and to induce the Lenders to make and continue extensions of credit under the Amendment and Restatement, each of the signatories hereto hereby agrees with the Administrative Agent, for the benefit of the Lenders, as follows:
     1. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to them in the Amendment and Restatement and the other Loan Documents.
     2. References to the Credit Agreement in the Foreign Pledge Agreements shall be references to the Amendment and Restatement.
     3. Each signatory hereto consents to the execution, delivery and performance of the Amendment and Restatement in accordance with its terms.
     4. Each signatory hereto hereby agrees, with respect to each Foreign Pledge Agreement to which it is a party, that to the extent permitted by applicable law:

(a) all of its obligations, liabilities and indebtedness under such Foreign Pledge Agreement shall remain in full force and effect on a continuous basis after giving effect to the Amendment and Restatement and this Acknowledgment and its guarantee of the obligations, liabilities and indebtedness of the other Loan Parties under the Credit Agreement (or any predecessor agreement) shall extend to and cover the Term Loans and Revolving Extensions of Credit made under the Amendment and Restatement (including the annexes thereto) and interest thereon and fees and expenses and other obligations in respect thereof and in respect of commitments related thereto; and
(b) all of the Liens and security interests created and arising under such Foreign Pledge Agreement remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to the Amendment and Restatement, as collateral security for its obligations, liabilities and indebtedness under the Amendment and Restatement (including the annexes thereto) and under its guarantees in the Foreign Pledge Agreement.
     5. Each signatory hereto agrees that the provisions of Section 9.15 of the Amended and Restated Guarantee and Collateral Agreement, dated February 7, 2007, as such provisions relate to the release and/or subsequent reinstatement of security interests in Pledged Stock (as defined in the Amended and Restated Guarantee and Collateral Agreement), shall apply in each case to the shares of Capital Stock pledged under each Foreign Pledge Agreement.
     6. Each signatory hereto agrees that it shall take any action reasonably requested by the Administrative Agent in order to confirm or effect the intent of this Acknowledgment.
     7. THIS ACKNOWLEDGMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     8. This Acknowledgment may be executed by one or more of the parties hereto on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this Acknowledgment to be executed and delivered by a duly authorized officer on the date first above written.

Scotts Sierra Investments, Inc., a Delaware corporation

By:	/s/ Edward R. Claggett

Edward R. Claggett, President and
Chief Executive Officer

OMS Investments, Inc., a Delaware corporation

By:	/s/ Edward R. Claggett

Edward R. Claggett, President and
Chief Executive Officer

Schedule 1
Foreign Pledge Agreements
1.	Share Pledge Agreement in respect of shares in Scotts Benelux BVBA, dated September 7, 2005, executed and delivered by Scotts-Sierra Investments, Inc. and OMS Investments, Inc. in favor of JPMorgan Chase Bank, N.A.
2.	Equitable Mortgage of Shares, dated February 1, 2006, executed and delivered by Scotts-Sierra Investments, Inc. in favor of JPMorgan Chase Bank, N.A.